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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

          We consent to incorporation by reference in pre-effective amendment no. 1 to this registration statement on Form S-4 of our report dated October 22, 1997, relating to the consolidated balance sheets and statements of capitalization of Bay State Gas Company and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report is included in the September 30, 1997 annual report on Form 10-K of Bay State Gas Company. We also consent to the references to our Firm under the caption "Experts."

                              /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
April 22, 1998